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                                                                    EXHIBIT 23.3

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]

October 16, 1997

Board of Directors
Cyrix Corporation
2703 N. Central Expressway
Richardson, TX 75085-3920

Re: Registration Statement (File No. 1-6453) on Form S-4 of National
    Semiconductor Corporation as filed on October 16, 1997

Gentlemen:

     Attached is our opinion letter dated October 16, 1997, with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $.004 per share (the "Shares"), of Cyrix Corporation (the "Company") of the exchange ratio of 0.825 shares of Common Stock, par value $0.50 per share, of National Semiconductor Corporation to be received for each share pursuant to the Agreement and Plan of Merger, dated as of July 28, 1997, by and among National Semiconductor, Nova Acquisition Corp., a wholly owned subsidiary of National Semiconductor, and the Company.

     The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

     In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- Opinion of Cyrix's Financial Advisor," "The Merger -- Background of the Merger," "The Merger -- Recommendation of the Cyrix Board; Cyrix's Reasons for the Merger," and "The Merger -- Opinion of Cyrix's Financial Advisors" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                               /s/ GOLDMAN, SACHS & CO.
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                                                   GOLDMAN, SACHS & CO.